Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement/ Prospectus of Brookdale Senior Living Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-196201) of Brookdale Senior Living Inc. for the registration of shares of its common stock, and to the incorporation by reference therein of our reports dated March 3, 2014, with respect to the consolidated financial statements and financial statement schedule of Brookdale Senior Living Inc., and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

3 June 2014